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                                                                  Exhibit (a)(4)

                     [LETTERHEAD OF ASPECT COMMUNICATIONS]



                                __________, 2001

Dear Optionholder:

     On behalf of Aspect Communications Corporation ("Aspect" or the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") outstanding options (the "Options") granted under the Aspect Telecommunications Corporation 1989 Stock Option Plan, the Voicetek Corporation 1992 Equity Incentive Plan (the "1992 Voicetek Plan"), the Voicetek Corporation 1996 Equity Incentive Plan (the "1996 Voicetek Plan") and the Aspect Communications 1996 Employee Stock Option Plan, as amended (the "1996 Plan"), for new options the Company will grant under the 1996 Plan (the "New Options"). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated May 22, 2001 (the "Offer of Exchange").

     The Offer expired at 12:00 midnight, Pacific time, on June 19, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Options tendered to it for a total of ____________ shares of Common Stock and canceled all such Options.

     The Company has accepted for exchange and canceled the number of Options tendered by you equal to the number of Options set forth on Attachment A to this letter.

     In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive a New Option under the Plans for the number of shares of Common Stock which is equal to the number of Options set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events. Also in accordance with the terms of the Offer, the terms and conditions of the New Option will be substantially the same as the terms and conditions of the Options you tendered for exchange, except that:

    . the per share exercise price under the New Option will equal the last reported sale price of the Common Stock on the Nasdaq National Market on the date the Company grants the New Option; and

    . Your options will vest pursuant to the vesting schedule contained in the option agreement under which the option was originally granted, however vesting will be suspended during time period beginning on the date the optionholder's options are cancelled by the Company and the date on which the optionholder receives the new options. With respect to the new options each optionholder will be given vesting credit for any time that the optionholder held the old options.

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     In accordance with the terms of the Offer, the Company will grant you the
New Option on a date determined by the Board of Directors, anticipated to be on or about December 20, 2001. At that time, as described in the Offer to Exchange, you will receive a New Option Agreement executed by the Company.

     In accordance with the terms of the Offer, and as provided in the Plans, you must be an employee of the Company or one of its subsidiaries from the date you tendered options through the New Option grant date in order to receive your New Option. If you do not remain an employee, you will not receive a New Option or any other consideration for the Options tendered by you and canceled by the Company.

     If you have any questions about your rights in connection with the grant of a New Option, please call Christine Gorjanc or Carrie Kovac at Stock Administration at 1(408)325-2840.


                              ASPECT COMMUNICATIONS CORPORATION



                              /s/ Betsy Rafael
                              Executive Vice President, Finance,
                              Chief Financial Officer, and Secretary

Attachment

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                                   Attachment


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Option Grant Date                                                          No. of Option Shares
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
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

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